Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2012 Financial Results
Dallas, Texas — November 9, 2011 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the first quarter ended October 1, 2011.
First Quarter Fiscal Year 2012 Compared to First Quarter Fiscal Year 2011
Revenue in the first quarter of fiscal 2012 increased $2.1 million or 7.9% to $29.1 million largely from increased sales of pressure products projects. Revenue in the quarter was negatively impacted by customer-requested delays in shipment dates which will move the project revenue and profit margin to future quarters in fiscal year 2012.
While gross profit was unchanged at $8.7 million compared to the prior year, the gross margin declined as a percent of revenue from 32.4% to 29.9%. Gross profit was impacted by the mix of projects in the quarter, as well as the continued competitive pricing pressure noted within the United States.
Operating expenses increased $1.1 million or 12.2% compared to the prior year on higher employee and director-related costs, professional fees, and increased costs related to foreign offices. Operating expenses in the first quarter were in line with the immediately preceding quarter.
Flat gross profit and higher operating expenses contributed to a loss from operations of $1.1 million in the quarter compared to a loss of $44,000 in the prior year.
Interest expense declined 51.7% in the quarter to $0.4 million on lower average balances outstanding. Foreign exchange loss increased $0.5 million this quarter compared to a $0.1 million gain last year as a result of negative movements in the Canadian dollar and Euro in relation to the United States dollar. Convertible redeemable preferred shares issued in September 2009 were voluntarily converted to common stock in fiscal 2011. As such, there was no impact of the change in the fair value of the derivative liability in the first quarter of fiscal 2012 compared to a $5.4 million loss in the prior year.
Net loss attributable to PMFG, Inc. common stockholders was $1.2 million, or $0.07 per diluted share in the first quarter compared to a loss of $6.4 million or $0.43 per diluted share in the prior year. On a non-GAAP basis net loss attributable to PMFG common shareholders in the prior year was $0.9 million or $0.06 per diluted share. Calculations of non-GAAP results are shown in the tables accompanying this release.

Reporting Segments
Process Products segment revenue increased $2.1 million or 9.7% to $24.2 million compared to $22.1 million in the prior year. Operating income increased $0.2 million or 5.6% to $3.4 million compared to $3.2 million in the prior year. The increase in operating income is attributed primarily to an increase in revenue this quarter compared to the prior year.
Environmental segment revenue was essentially unchanged at $4.9 million compared to the prior year. Operating income decreased $0.4 million to $0.5 million compared to $0.9 million in the prior year. The decline in operating income is attributed primarily to a decline in gross profit.
Financial Condition and Cash Flows
At October 1, 2011, the Company reported $21.8 million of cash and cash equivalents, including $5.7 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, $11.9 million of debt, total assets of $139.7 million, net working capital, excluding the current portion of long-term debt, of $45.3 million, and a current ratio of 2.3 to 1.0. The backlog at October 1, 2011 was $86 million compared to $89 million at July 2, 2011.
At October 1, 2011, cash and cash equivalents increased $2.3 million compared to $19.5 million at July 2, 2011. Cash flows include $4.3 million provided by operating activities, $1.0 million provided by investing activities, ($0.6) million used in financing activities and ($1.5) million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Mr. Burlage stated “In the first quarter, we delivered revenue growth of 7.9% largely driven by strength in our Process Products segment. Our Environmental segment continues to experience headwinds as the North American power market continues to exhibit variable demand trends. We expect to see a continuation of challenging conditions through at least the first half of fiscal 2012 with modest revenue growth and lower than historical gross profit margins. Looking ahead, quote activity improved as we progressed through the first quarter and customer activity point to increased backlog later in the fiscal year. However, we believe that due to the length of the manufacturing cycle, the anticipated increase in backlog will be more indicative of fiscal 2013 revenue rather than project revenue to be recognized in fiscal 2012.
“Subsequent to the end of the quarter, we completed the acquisition of Burgess-Manning GmbH. Prior to the acquisition, Burgess-Manning GmbH held an exclusive license throughout Germany and surrounding countries to design, manufacture, and market custom engineered systems and products under the Burgess-Manning trademark. The acquisition, which is expected to be accretive to fiscal 2012, will increase the Company’s ability to serve customers located within the territories previously included under the license agreement.”
Conference Call
Peter Burlage, Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the first quarter ended October 1, 2011 and the outlook for future periods, during a conference call scheduled for Wednesday, November 9 at 10:00 a.m. ET.

Stockholders and other interested parties may participate in the conference call by dialing +1 800 299 6183 (domestic) or +1 617 801 9713 (international) and entering access code 29236920, a few minutes before 10:00 a.m. ET on November 9, 2011. The call also will be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through November 16, 2011 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 24427736. The call also will be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 2, 2011. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Ronald L. McCrummen, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended October 1,			Three Months Ended October 2,
	2011			2010
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$29,088	$—	$29,088	$26,961	$—	$26,961
Cost of goods sold	20,380	—	20,380	18,220	—	18,220

Gross profit	8,708	—	8,708	8,741	—	8,741
Operating expenses	9,855	—	9,855	8,785	—	8,785

Operating loss	(1,147)	—	(1,147)	(44)	—	(44)
Other income (expense):
Interest income	10	—	10	14	—	14
Interest expense	(427)	—	(427)	(884)	—	(884)
Foreign exchange gain (loss)	(458)	—	(458)	67	—	67
Change in fair value of derivative liability	—	—	—	(5,434)	5,434	—
Other income (expense), net	21	—	21	—	—	—

Loss before income taxes	(2,001)	—	(2,001)	(6,281)	5,434	(847)
Income tax benefit	831	—	831	318	—	318

Net earnings (loss)	(1,170)	—	(1,170)	(5,963)	5,434	(529)
Less net earnings (loss) attributable to noncontrolling interest	(19)	—	(19)	75	—	75

Net earnings (loss) attributible to PMFG	$(1,151)	$—	$(1,151)	$(6,038)	$5,434	$(604)

Dividends on preferred stock	—	—	—	(319)	—	(319)

Income (loss) applicable to PMFG common stockholders	$(1,151)	$—	$(1,151)	$(6,357)	$5,434	$(923)

Basic earnings per share	$(0.07)	$—	$(0.07)	$(0.43)	$0.37	$(0.06)
Diluted earnings per share	$(0.07)	$—	$(0.07)	$(0.43)	$0.37	$(0.06)

Weighted-average shares outstanding
Basic	17,670	17,670	17,670	14,844	14,844	14,844
Diluted	17,670	17,670	17,670	14,844	14,844	14,844

	October 1,	July 2,
Condensed Balance Sheet Information	2011	2011

Current assets	$80,163	$81,139
Non-current assets	59,516	59,570

Total assets	$139,679	$140,709

Current liabilities	$37,500	$37,231
Long term debt	9,321	9,971
Other non current liabilities	8,452	8,466
Total equity	84,406	85,041

Total liabilities and equity	$139,679	$140,709

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011. Management believes that excluding this item from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.